United States Securities and Exchange Commission

                             Washington, D.C. 20549

                                   Form 10-SB

                 General Form For Registration of Securities of

                             Small Business Issuers

           Under Section 12(g) of the Securities Exchange Act of 1934

                     TEMPLE SUMMIT FINANCIAL PROJECTS, INC.

                 (Name of Small Business Issuer in Its Charter)

         NEVADA                                                    88-0325524
(State or Other Jurisdiction of                                 (I.R.S. Employer
Incorporation or Organization)                               Identification No.)


             223 East FM 1382, Suite 12720, Cedar Hill, Texas 75104

               (Address of Principal Executive Offices) (Zip Code)

                                  972-293-1115

                (Issuer's Telephone Number, Including Area Code)

Securities to be registered under Section 12(b) of the Exchange Act:      None


Securities to be registered under Section 12(g) of the Exchange Act:

Title of Each Class to be so registered:         Common Stock ($0.001 Par Value)


Name of Each Exchange on Which Each Class is to be Registered:         None

                                TABLE OF CONTENTS

PART I.........................................................................3

Item 1.  Description of Business...............................................4

Item 2.  Management's Discussion and Analysis and Plan of Operation............6

Item 3.  Description of Property...............................................6

Item 4.  Security Ownership of Certain Beneficial Owners and Management........6

Item 5.  Directors, Executive Officers, Promoters and Control Persons..........6

Item 6.  Executive Compensation................................................7

Item 7.  Certain Relationships and Related Transactions........................8

Item 8.  Description of Securities.............................................9

PART II........................................................................9

Item 1.  Market Price of and Dividends on the Registrant's
         Common Equity and Other Shareholder Matters...........................9

Item 2.  Legal Proceedings....................................................10

Item 3.  Changes in and Disagreements with Accountants........................10

Item 4.  Recent Sales of Unregistered Securities..............................10

Item 5.  Indemnification of Directors and Officers............................15

PART F/S......................................................................16

Item 1.  Financial Statements.................................................16

PART III - EXHIBITS...........................................................17

Item 1.   Index to Exhibits...................................................17

INDEX TO EXHIBITS.............................................................18

                                     PART I

Item 1.  Description of Business

Temple Summit Financial Projects, Inc. (the "Company") was incorporated in the state of Texas on April 22, 1992 for the purpose of capturing and marketing natural resources. The Company's predecessor, Midvale Packing Company ("Midvale"), was originally incorporated in the state of Utah in 1948. Midvale surrendered its Utah corporate franchise in 1992 in connection with a merger between Midvale and New Dawn Development Company ("New Dawn"), then a Nevada corporation. Midvale entered into a Plan of Reorganization and Recission of Merger ("Plan of Reorganization") with New Dawn on November 5, 1992. As a result of the Plan of Reorganization, Midvale was reincorporated in Texas as Temple Summit Financial Projects, Inc. and the shareholders of Midvale became shareholders in the Company.

On or about August 15, 1994, in connection with a change in control of the Company, the Company's corporate situs was changed to the state of Nevada, which was effected on September 1, 1994. Consistent with this change in control and situs, the Company's operations shifted to capturing and marketing of natural resources. However, due to lack of profitability in the mining industry, on April 12, 2000, the Company sold all of its assets and liabilities for $30,000 in cash to Nevada Mining & Metals Corporation ("NMMC"), which is owned by members of the Langrill family, including James Francis Langrill who serves as its President. James Francis Langrill, the Company's former President, and other members of the Langrill family, served as officers and directors of the Company and owned a majority of the Company's common stock between 1994 and April 2000.

Since this disposition of assets, the Company's primary business is to identify and merge with, or acquire, a viable private organization. The Company currently has no operations, does not produce any goods nor provide any other services and has no employees, full or part time. In the event the Company is successful in associating with another entity, that entity's operations shall become those of the Company.

Engaging in a business combination is sought because it would provide the Company with revenue from operations. Since the Company has no significant assets, any business combination the Company may ultimately effect will necessarily involve the issuance of the Company's common stock, par value $0.001 ("Common Stock").

Only certain entities will be considered for merger or acquisition. While no exact formula or required set of financial attributes exist and the Company has no preference for any specific type of entity, general criteria the Company will consider before entering a merger or acquisition include type of business, operating history, financial results and management qualifications. At this time, the Company has not identified a merger candidate. Even if the Company is able to identify a potential merger or acquisition candidate and effect such combination, no assurances can be given that such transaction will result in an increase in shareholder value.

A suitable merger or acquisition candidate may be located by one of the Company's officers, shareholders or other entities. In the event the Company effects a merger or acquisition, it may compensate the finder(s) of such entity with some amount of money, securities, or both. No formal agreement exists with any entity relating to the search for such a candidate.

The Company is hereby registering its Common Stock because it hopes to merge with an entity and thereafter have the Common Stock develop a trading market. A requirement of all stock exchanges and quotation systems on which the Company may seek to initiate a trading market in its Common Stock is that such entity be subject to the reporting requirements of the Exchange Act.

Any merger or acquisition involving the Company may be subject to shareholder approval, depending on the structure of such a transaction, and, upon effectiveness of this registration statement, will be conducted and disclosed pursuant to the Securities Exchange Act of 1934 ("Exchange Act"). The Company shall therefore provide such information to its shareholders and the Securities and Exchange Commission ("Commission") as required.

Competition

To the extent the Company is seeking an operating organization with which to merge, the Company faces substantial competition. There are likely hundreds of companies that have minimal to no operations that would be attractive entities into which a private operating entity could merge.

Employees

At present, the Company has no employees. If the Company effects a merger or acquisition, it expects to acquire additional employees.

Item 2.Management's Discussion and Analysis and Plan of Operation

Since the Company's sale of assets in April 2000, the Company's business plan has involved merging with or acquiring an entity that can provide the Company with a basis for successful operations. No other operations have been undertaken, and thus, no cash receipts or revenues have been realized and only nominal cash requirements exist.

The Company's mining assets were sold because they were not generating any revenue and the Company was able to sell all of its assets and all of its liabilities for $30,000, whereas the purchase price for these assets was $10,000 in 1997.

It is likely that if the Company locates a merger or acquisition candidate, the Company will be required to issue a substantial number of shares of its Common Stock to facilitate the planned merger or acquisition. Any material issuance of Common Stock will dilute the existing ownership position of the Company's current shareholders, and likely result in a change in control of the Company based on equity ownership. Such a transaction would likely also involve a change in control of management.

If the Company effects a business combination, it may thereafter seek to raise capital for its business combination partner, which may further dilute current shareholders' ownership. Given the Company's total lack of cash flow and history of operating losses, there is a substantial risk that the Company will not be able to raise the capital necessary to make a subsequent business combination successful.

In the event a merger or acquisition is effected, the Company may be transformed from an entity with no employees, property or equipment, to a fully operational entity which will likely have at least several employees, as well as at least some personal and/or real property. The search for a merger or acquisition candidate is not limited to any specific field or industry.

Results of Operations

We have not engaged in operations since prior to the April 30, 1998, and have therefore realized no cash flow. Other than general corporate activities, our current operations consist of the search for a merger or acquisition candidate. Aside from our officers and directors, we do not have any full or part time employees.

There were no revenues from operations for the twelve months ended April 30, 2000 or the twelve months ended April 30, 1999. The total expenses, and consequent net loss from operations, for the twelve months ended April 30, 2000, was $34,291, while those figures for the twelve months ended April 30, 1999, were $49,846.

During the twelve months ended April 30, 2000, we realized a loss from discontinued operations of $813,988, due to the sale of all of our mining assets and operations. This extraordinary transaction resulted in a net loss for the twelve months ended April 30, 2000, of $848,279, as compared to a net loss for twelve months ended April 30, 1999, of $49,846.

Capital Resources And Liquidity

In the fiscal year 2000 through April 30, 2000, we sold 3,922,333 shares of our common stock in exchange for $39,223. In the fiscal year ended December 31, 1999, we sold 5,034,999 shares of common stock in exchange for $221,125. During the fiscal year 1999, we also issued 20,000,000 shares to former officers and directors in exchange for their discharge of the Company's indebtedness to them of $200,000.

In April 2000, we sold all of our assets and liabilities for $30,000 in cash. This amount has been partially utilized to pay for professional expenses incurred in connection with this registration statement. Aside from these monies, the Company is substantially dependent on the resources of its president, Calvin Mees, for its continued operations.

Item 3.  Description of Property

The Company is currently occupying the office of its President, Calvin K. Mees, at 223 East FM 1382, Suite 12720, Cedar Hill, Texas 75104 on a rent-free basis. In the event a merger or acquisition is effected, the Company expects to relocate its offices to those of such merged or acquired entity, which office space may be leased and/or owned and subject to various types of ownership limitations, such as mortgages or liens.

Item 4.  Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of the stock of the Company as of April 27, 2000, by each shareholder who is known by the Company to beneficially own more than 5% of the outstanding Common Stock, by each director and by all executive officers and directors as a group.

                   Name and Address of                              Amount and Nature of             Percent
Title of Class     Beneficial Ownership                             Beneficial Ownership             of Class
------------------ ------------------------------------------------ -------------------------------- ---------------
                   Calvin K. Mees
                   223 East FM 1382, Suite 12720
Common Stock       Cedar Hill, Texas 75104                          88,224,782                       63.9%

Common Stock       All Officers and Directors as a Group            88,224,782                       63.9%
------------------ ------------------------------------------------ -------------------------------- ---------------

Change in Control

The Company will consider and entertain any and all offers relating to a merger, acquisition, or buy out, although the Company currently has not received any such offers. Additionally, no parameters of evaluation for any such offers have been defined by the Company.

In the event the Company effects a merger or acquisition, the Company will be required to issue a substantial number of shares of its Common Stock. It is expected that such issuance of shares will result in a change in control in shareholder ownership and management of the Company. Incoming shareholders would be expected to appoint officers and directors more intimately knowledgeable in the affairs of the merged or acquired entity.

Item 5.   Directors, Executive Officers, Promoters and Control Persons

The Company's sole officer and director, as of May 3, 2000, is Calvin K. Mees. Mees is 40 years old and has been a Director of the Company since March 8, 2000. He has been self- employed as a small business financial consultant since March 1996. Mr. Mees was an broker and account executive with Lew Lieber Baum & Company from April 1994 through March 1996, and held the Series 7 license until March 1996.

Item 6. Executive Compensation

No compensation in excess of $100,000 was awarded to, earned by, or paid to any executive officer of the Company during the fiscal years 1999 and 1998. The following table provides summary information for the years 1999 and 1998 concerning cash and noncash compensation paid or accrued by the Company to or on behalf of Calvin K. Mees, the Company's current president and one of its directors. The officers and directors of the Company have never received cash remuneration or salaries for their services, although they are reimbursed for all expenses incurred on behalf of the Company.

                           SUMMARY COMPENSATION TABLES

                                           -------------------------------------------------------------------------
                                                                     Annual Compensation

                                           -------------------------------------------------------------------------
---------------------------- --------------- ------------------- -------------------- ------------------------------
Name and
Principal Position           Year            Salary ($)          Bonus ($)            Other Annual Compensation ($)
---------------------------- --------------- ------------------- -------------------- ------------------------------
Calvin K. Mees, President

& Director                   2000            -0-                 -0-                  -0-
---------------------------- --------------- ------------------- -------------------- ------------------------------
James Francis Langrill,
President & Director         1999            -0-(1)              -0-                  -0-
---------------------------- --------------- ------------------- -------------------- ------------------------------
James Francis Langrill,
President & Director         1998            -0-(1)              -0-                  -0-
---------------------------- --------------- ------------------- -------------------- ------------------------------
James Francis Langrill,
President & Director         1997            -0-(1)              -0-                  -0-
---------------------------- --------------- ------------------- -------------------- ------------------------------

(1) On March 7, 2000, the Company dismissed any and all notes payable by James Francis Langrill to the Company in return for his relinquishment of any and all claims against the Company for deferred salaries.

                                       --------------------------------------------------------
                                                          Long Term Compensation

                                       --------------------------------------------------------
                                       ------------------------------------------- ------------
                                                         Awards                    Payouts
                                         ---------------------------------------- ------------
--------------------------- ------------ ---------------- ----------------------- ------------- --------------------
                                         Restricted       Securities Underlying

Name and Principal                       Stock            Options/                LTIP Payouts  All Other
Position                    Year         Award(s)($)      SARs(#)                 ($)           Compensation ($)
--------------------------- ------------ ---------------- ----------------------- ------------- --------------------
Calvin K. Mees,
President & Director        2000         -0-              -0-                     -0-           -0-
--------------------------- ------------ ---------------- ----------------------- ------------- --------------------
James Francis Langrill,
President & Director        1999         -0-              -0-                     -0-           -0-
--------------------------- ------------ ---------------- ----------------------- ------------- --------------------
James Francis Langrill,
President & Director        1998         -0-              -0-                     -0-           -0-
--------------------------- ------------ ---------------- ----------------------- ------------- --------------------
James Francis Langrill,
President & Director        1997         -0-              -0-                     -0-           -0-
--------------------------- ------------ ---------------- ----------------------- ------------- --------------------


Item 7.  Certain Relationships and Related Transactions

Calvin K. Mees is and may in the future become a director and/or principal shareholder of other entities, none of whom are currently reporting companies. As a result of such involvement, he may participate in business ventures which could be deemed to compete directly with the Company.

On April 12, 2000, the Company entered into an agreement to sell all of its assets and liabilities to Nevada Mining & Metals Corporation ("NMMC") for $30,000. The $30,000 purchase price was tendered to the Company on April 24, 2000. James Francis Langrill, President of NMMC, previously served as President and Director of the Company. The remaining principals of NMMC include other members of the Langrill family, including James Francis Langrill, James Freeman Langrill, Charles E. Langrill and Robert L. Langrill, who, between 1994 and April 2000, served as officers and/or directors of the Company and owned a majority of the Company's common stock.

Pursuant to a Stock Purchase Agreement executed on March 10, 2000, James Francis Langrill, James Freeman Langrill, Charles E. Langrill and Robert L. Langrill issued 88,224,782 shares of common stock in the Company to Mees in exchange for Mees' agreement to perform the following on behalf of the Company:



* oversee the assignment of the Company's mining operations and all assets and liabilities to a subsidiary and spin off shares of the subsidiary's common stock pro rata to the Company's shareholders;

* procure and pay for a post-spin-off audit for the Company; C prepare and file a Form 10 for the Company; and C use his best efforts to effect a merger or acquisition of the Company with an unidentified business entity.

* No officer, director, or affiliate of the Company has or proposes to have any direct or indirect material interest in any asset proposed to be acquired by the Company through security holdings, contracts, options, or otherwise.

* Although there is no current plan in existence, it is possible that the Company will adopt a plan to pay or accrue compensation to its officers and directors for services related to seeking business opportunities and completing a merger or acquisition transaction.

* It is possible that persons associated with management may refer a prospective merger or acquisition candidate to the Company. In the event the Company consummates a transaction with any entity referred by an associate of management, it is possible that such associate will be compensated for their referral in the form of a finder's fee, which may be in a variety of forms not deviating from consideration normally paid in like transactions.

         Item 8.  Description of Securities

The authorized capital stock of the Company consists of 200,000,000 shares of Common Stock ("Common Stock"), par value $0.001. The holders of Common Stock (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all of the assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights applicable thereto; and (iv) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote. All shares of Common Stock now outstanding are fully paid for and non_assessable.

                                     PART II

         Item 1. Market Price of and Dividends on the Registrants Common Equity and Other Shareholder Matters

Record Holders

Although the Company's Common Stock is currently publicly traded on the OTC Bulletin Board under the symbol (TSFPE"), it is scheduled to be delisted to the Pink Sheets on May 4, 2000. As of April 27, 2000, there were 138,096,863 shares of the Company's Common Stock issued and outstanding, held by approximately 264 record holders. The holders of the Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of the Common Stock have no preemptive rights and no right to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the Common Stock.

Dividends

The Company has not declared any cash dividends since inception and does not anticipate paying any dividends in the foreseeable future. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. The payment of dividends is within the discretion of the Board of Directors and will depend on the Company's earnings, capital requirements, financial condition and other relevant factors. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business.

Transfer Agent

The Company's transfer agent is Nevada Agency and Trust Company which is located at Bank of America Plaza, 50 West Liberty Street, Suite 880, Reno, Nevada 89501. Their phone number is (775) 322-0626.

Reports to Stockholders

The Company plans to furnish its stockholders with an annual report for each fiscal year containing financial statements audited by its independent public accountants and to otherwise comply with the reporting requirements of the Securities Exchange Act of 1934.

         Item 2.Legal Proceedings

The Company is not currently, nor has it been is the last five years, a party to any legal proceedings, nor does it believe any are threatened or imminent.

         Item 3.Changes in and Disagreements with Accountants

On April 12, 2000, the Company appointed Clyde Bailey, P.C. to audit the financial statements included herein.

         Item 4.Recent Sales of Unregistered Securities

On April 16, 1997, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                          Amount of Shares Sold                Consideration

Edwin C. & Jana K. Sprage          66,000                   $6,500 @ $0.25/share

                                                                            and

                                                           $10,400 @ $0.26/share

Craig & Connie Southey             16,667                   $5,000 @ $0.30/share

Wolfgang Nachsel                  113,637                  $25,000 @ $0.22/share

Patricia A. Touscher                4,000                   $1,000 @ $0.25/share

Charles Davis                      22,728                   $5,000 @ $0.22/share

Blake Bolton                       45,455                  $10,000 @ $0.22/share

Charles & Christine Croasdill     250,000                  $50,000 @ $0.20/share

David Bruski                       45,455                  $10,000 @ $0.22/share

Barry Wentz                        25,000                   $6,250 @ $0.25/share

Daniel A. Saunders                 25,000                   $6,250 @ $0.25/share

Mark Leischner                    120,000                  $30,000 @ $0.25/share

Lawrence Niepers                   15,000                   $3,750 @ $0.25/share

Robin L. Schraner                  15,000                   $3,750 @ $0.25/share

Kimm C. Brand                      16,667                 $5,000   @ $0.30/share

On April 22, 1997, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                        Amount of Shares Sold                  Consideration

Barry Wentz                       60,000                   $18,000 @ $0.30/share

Mark Leischner                   125,000                   $31,250 @ $0.25/share

David D. & Carmen M. Mees          7,000                    $2,100 @ $0.30/share

David N. Sherbrook                50,000                   $13,000 @ $0.26/share

Kane Southey                       7,178                    $1,000 @ $0.30/share
                                                                             and
                                                            $1,000 @ $0.26/share

On May 23, 1997, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                        Amount of Shares Sold                  Consideration

David Bruski                      31,250                   $10,000 @ $0.32/share

Leonard N. Butters                10,000                    $3,500 @ $0.35/share

William C. Grant                  69,270                $17,317.50 @ $0.25/share

Collins Communications             4,000                    $1,000 @ $0.25/share
Technologies

On August 6, 1997, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                         Amount of Shares Sold                 Consideration

Calvin K. & Tarja J. Mees          91,000                      Services rendered

Michael L. & Judith L. Gage        12,500                      Services rendered

Edwin C. & Jana K. Sprage          50,000                      Services rendered

On August 12, 1997, the Company issued 30,000 shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to Mark A. Rogers and Nancy E. Rogers in a joint tenancy in exchange for $5,100 at $0.17 per share.

On October 22, 1997, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                           Amount of Shares Sold               Consideration

Mark A. & Nancy E. Rogers          50,000                   $5,000 @ $0.10/share

Russel Devore                     125,000                  $12,500 @ $0.10/share

Dr. Vincent Cirella                70,000                   $7,000 @ $0.10/share

W.H. Tuchscher                     10,000                   $1,400 @ $0.10/share

Calvin K. & Tarja J. Mees         110,000                      Services rendered

David R. & Bonita S. Clifton       35,000                      Services rendered

Dave Berardinelli                  12,500                   $1,250 @ $0.10/share

On January 5, 1998, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                          Amount of Shares Sold                Consideration

Doug & Caroline Barrow             40,000                   $2,000 @ $0.05/share

Adrienn & Bill Coppedge            50,000                   $2,000 @ $0.04/share

John J. O'Hare                      5,000                     $250 @ $0.05/share

On January 12, 1998, the Company issued 130,000 shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to William McManus in exchange for $5,200 at $0.04 per share.

On February 9, 1998, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                        Amount of Shares Sold                  Consideration

Jeffrey & Janet Brown              40,000                  $1,000 @ $0.025/share

Mel & Cindy Louthan                40,000                  $1,000 @ $0.025/share

Kenneth & Lisa Mathes              40,000                  $1,000 @ $0.025/share

Bruce & Susan Bieber              200,000                  $5,000 @ $0.025/share

On September 30, 1998, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                        Amount of Shares Sold                  Consideration

Dyan M. Kramer                     20,000                   $1,000 @ $0.05/share

Mark & Nancy Rogers                80,000                   $4,000 @ $0.05/share

On October 13, 1998, the Company issued 30,000 shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to Kenneth Randall Mathes and Lisa Beth Mathes in a joint tenancy in exchange for $1,500 at $0.05 per share.

On November 3, 1998, the Company issued 80,000 shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to Mark A. Rogers and Nancy E. Rogers in a joint tenancy in exchange for $8,000 at $0.10 per share.

On December 21, 1998, the Company issued the following  restricted shares of its
common  stock  to  the  following   individuals   pursuant  to  exemptions  from
registration including Rule 504 of Regulation D under the Act:

Name                      Amount of Shares Sold                    Consideration

James Francis Langrill          5,000,000              $50,000 promissory note *

Charles E. Langrill             5,000,000              $50,000 promissory note *

James Freeman Langrill          5,000,000              $50,000 promissory note *

Robert L. Langrill              5,000,000              $50,000 promissory note *

* The promissory notes were dismissed by the Company on March 7, 2000 in return for the dismissal by each individual of any and all claims to deferred salaries owed by the Company.

On January 6, 1999, the Company issued 7,982,756 restricted shares of its common stock at a price of $0.01 per share, pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to James Francis Langrill in exchange for the forgiveness of five (5) promissory notes for the sum of $79,827.56 owed to him by the Company.

On April 7, 1999, the Company issued 100,000 restricted shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to Hoan Do in exchange for $1,000 at $0.01 per share.

On May 5, 1999, the Company issued the following shares of its common stock to the following individuals pursuant to exemptions from registration including Rule 504 of Regulation D under the Act:

Name                       Amount of Shares Sold                   Consideration

Hoan Do                           100,000                   $2,000 @ $0.02/share

Kurt D. Wresh                     342,000                  $3,420  @ $0.01/share

Mark A. & Nancy E. Rogers         366,000                 $3,660   @ $0.01/share

James M. Malone                   200,000                  $2,000  @ $0.01/share

On May 18, 1999, the Company issued 700,000 shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to Kenneth & Lisa Mathes in a joint tenancy in exchange for $7,000 at $0.01 per share.

On November 17, 1999, the Company issued 1,000,000 restricted shares of its common stock pursuant to exemptions from registration including Rule 504 of Regulation D under the Act, to Hoan Do in exchange for $10,000 at $0.01 per share.

On February 29, 2000, the Company issued 250,000 shares of its common stock under a Stock Option Agreement, to Kurt D. Wresh ("Wresh") in exchange for $2,500. The Stock Option Agreement granted Wresh an option to purchase up to 1,000,000 shares of its common stock at $0.10 per share before June 14, 2000.

Item 5.           Indemnification of Directors and Officers

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to members of the board of directors, officers, employees, or persons controlling the Company pursuant to the immediately subsequent provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In actions, proceedings and suits involving an officer or director because of their being or having been an officer or director, other than actions by or in the right of the corporation, NRS Section 78.751 (the "Nevada Statute") permits a corporation to indemnify directors or officers against actual and reasonable expenses, including attorneys fees, judgments, fines and amounts paid in settlement. The Nevada Statute applies to actions, proceedings or suits whether civil, criminal, administrative or arbitrative in nature. However, unless a court directs otherwise, indemnification is permissible only if the officer or director meets the applicable standard of conduct and indemnification is proper under the circumstances. In civil cases, the standard of conduct requires the officer or director to act in good faith and in a manner he or she reasonably believes to be in or not opposed to the best interests of the corporation. In criminal cases, an officer or director meets the standard of conduct if they had no reasonable cause to believe his or her conduct was unlawful. The board of directors acting through a quorum of disinterested directors, independent legal counsel designated by the board of directors, or the shareholders shall determine whether indemnification is proper under the circumstances. Termination of proceedings by judgment, order, settlement, conviction or plea of no contest or its equivalent, does not of itself establish a presumption that the officer or director did not meet the applicable standard of conduct.

In actions by or in the right of the corporation, the corporation may indemnify an officer or director against expenses provided he or she satisfies the applicable standard of conduct. However, a corporation cannot indemnify an officer or director adjudged liable to the corporation on any claim, issue or matter unless, and to the extent, the court determines that despite the adjudication of liability, and in light of all the circumstances, the officer or director is fairly and reasonably entitled to indemnity for expenses.

In all proceedings, whether by or in the right of the corporation or otherwise, the Nevada Statute requires indemnification to the extent the officer or director is successful on the merits or otherwise in defense of the proceeding or in defense of any claim, issue or matter therein. A Nevada corporation may provide, either in its articles, bylaws or agreements, that the corporation shall pay the expenses on behalf of a director or officer prior to the final disposition of the action upon receipt of an undertaking by or on behalf of the director or officer to repay those advancements if it is ultimately determined that the officer or director is not entitled to indemnification. The Nevada Statute does not exclude other indemnification rights to which a director or officer may be entitled under the articles of incorporation, the bylaws, an agreement, a vote of shareholders or disinterested directors, or otherwise; provided that those rights would not indemnify an officer or director against a judgment or other final adjudication adverse to the officer or director that establishes the officer's or director's acts or omissions involved intentional misconduct, fraud or known violation of the law and were material to the cause of action.

The foregoing discussion of indemnification merely summarizes certain aspects of indemnification provisions and is limited by reference to the NRS Section 78.751.

                                    PART F/S

Item 1.Financial Statements

Unless otherwise indicated, the term "Company" refers to Temple Summit Financial Projects, Inc. An audited statement of financial position of Company for the year ended April 30, 2000, and the related audited statements of losses and deficit, cash flows, changes in stockholders' equity, and accompanying notes to the financial statements for the year ended April 30, 2000, are attached hereto, and may be found on the immediately subsequent pages.

Board of Directors
Temple Inland Financial Projects, Inc.


                          INDEPENDENT AUDITOR'S REPORT

I have  audited  the  accompanying  balance  sheet of  Temple  Inland  Financial
Projects, Inc. (Company) as of April 30, 2000 and the related statement of operations, statement of stockholders' equity, and the statement of cash flows for the years ended April 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

On April 12, 2000, the Company sold all of its assets and liabilities to Nevada Mining & Metals Corporation, a Nevada Corporation for a total of $30,000. The Company has no other assets or liabilities as of April 20, 2000. This is further explained in Note 6.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The Company has no viable operations and little or no tangible assets. This is further explained in the Note 4.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of April 30, 2000 and the results of its operations for the year then ended in conformity with generally accepted accounting principles.

/s/ Clyde Bailey
Clyde Bailey P.C.

San Antonio, Texas
April 12, 2000

                      Temple Summit Financial Projects, Inc.
                                   Balance Sheet
                               As of April 30, 2000


                                    A S S E T S

Current Assets:
     Accounts Receivable ..............................................   $    30,000

            Total Current Assets ......................................   $    30,000
                                                                          -----------


            Total Assets ..............................................   $    30,000
                                                                          ===========


                               L I A B I L I T I E S

Current Liabilities: ..................................................   $      --

            Total Current Liabilities .................................          --

                                                                          -----------
            Total Liabilities .........................................          --



                               STOCKHOLDERS' EQUITY

Common Stock ..........................................................       138,097
     200,000,000 authorized shares, $.001 par value
      138,096,863 shares issued and outstanding
Additional Paid-in-Capital ............................................     2,353,503
Accumulated Deficit ...................................................    (2,461,600)
                                                                          -----------

            Total Stockholders' Equity ................................        30,000

            Total Liabilities and
                    Stockholders'  Equity .............................   $    30,000
                                                                          ===========


                        Temple Summit Financial Projects, Inc.
                               Statement of Operations

                                                            For the Twelve Month
                                                           Period Ended April 30
     Revenues:                                              2000            1999
                                                        ------------    ------------
     Revenues .......................................   $       --      $       --

            Total Revenues ..........................           --              --

Expenses:
     Consulting Expenses ............................          5,000           6,500
     Office Rents ...................................          8,730          11,590
     Insurance ......................................          2,071           4,967
     Legal & Professional ...........................           --             4,500
     Other Expenses .................................         18,490          22,289
                                                        ------------    ------------

            Total Expenses ..........................         34,291          49,846
                                                        ------------    ------------

            Net Loss from Operations ................        (34,291)        (49,846)

Provision for Income Taxes:
     Income Tax Benefit .............................           --              --
                                                        ------------    ------------

            Net (Loss) before Discontinued Operations        (34,291)        (49,846)

Discontinued Operations:
     Discontinued Operations ........................       (813,988)           --
                                                        ------------    ------------

            Net (Loss) ..............................   $   (848,279)   $    (49,846)
                                                        ============    ============

Basic and Diluted Earnings per Common Share .........         Nil             Nil

Weighted Average number of Common Shares ............     84,374,345      65,639,531
     used in per share calculations                    ============    ============


                                 Temple Summit Financial Projects, Inc.
                                    Statement of Stockholders' Equity
                                          As of April 30, 2000

                                               $.001          Paid-In       Accumulated    Stockholders'
                               Shares        Par Value        Capital        Deficit          Equity
                             -----------    ------------    ------------   ------------    ------------
Balance May 1, 1998 .....     53,139,531    $     53,140    $  1,922,112   $ (1,563,475)   $    358,637

Stock issued for Cash ...      5,034,999           5,035         216,090                        221,125

Stock issued for Debt ...     20,000,000          20,000         180,000                        200,000

Net (Loss) ..............                                                       (49,846)        (49,846)

                             -----------    ------------    ------------   ------------    ------------
Balance, April 30, 1999 .     78,174,530          78,175       2,318,202     (1,613,321)        729,916

Stock Issues for Cash ...      3,922,333           3,922                         35,301          39,223

Stock issued for Services     56,000,000          56,000                                         56,000

Net (Loss) ..............                                                      (848,279)       (848,279)
                             -----------    ------------    ------------   ------------    ------------

Balance April 30, 2000 ..    138,096,863    $    138,097    $  2,353,503   $ (2,461,600)   $     30,000
                             ===========    ============    ============   ============    ============

                     Temple Summit Financial Projects, Inc.
                             Statement of Cash Flows

                                                 For the Twelve Month
                                                 Period Ended April 30
Cash Flows from Operating Activities:              2000          1999
                                               -----------    -----------
Net (Loss) .................................   $  (848,279)   $   (49,846)

Changes in operating assets and liabilities:
     Note Receivable .......................       (31,200)         1,500
     Employee Advances .....................       (34,403)      (100,690)
                                               -----------    -----------
Total Adjustments ..........................       (65,603)       (99,190)
                                               -----------    -----------

Net Cash used in Operating  Activities .....      (913,882)      (149,036)

Cash Flows from Investing Activities:
     Asset Sold ............................     1,542,319
                                               -----------    -----------
Net Cash used in Investing Activities ......     1,542,319           --

Cash Flows from Financing Activities:
     Short-Term Liabilities ................       (13,000)       (32,616)
     Liabilities Sold ......................      (698,331)
     Shareholder Loans .....................        36,360           --
     Common Stock ..........................        39,223        185,125
                                               -----------    -----------
Net Cash provided for Financing Activities .      (635,748)       152,509


Net Increase (Decrease) in Cash ............        (7,311)         3,473

Cash Balance, Begin Period .................         7,311          3,838
                                               -----------    -----------

Cash Balance, End Period ...................   $      --      $     7,311
                                               ===========    ===========

                     Temple Inland Financial Projects, Inc.

                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies

Organization

Temple Inland Financial Projects, Inc. ("the Company") was incorporated under the laws of the State of Texas on April 22, 1992, to conduct any lawful business for which corporations may be incorporated under the Texas Business Corporations Act. In November of 1993, this corporation became the successor to a former Utal corporation named Midvale Packing Company. This succession occurred immediately following the recession of a previous merger between Midvale and a Nevada corporation named New Dawn Development Company. The net effect was that Midvale Packing Company was reincorporated in Nevada as Temple Summit Financial Projects, Inc. The company has a total of 200,000,000 authorized shares with a par value of $.001 and with 138,096,863 shares issued and outstanding as of April 30, 2000.

Fixed Assets

The Company has no fixed assets at this time.

Federal Income Tax

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Accounting Method

                 The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

         Earnings per Common Share

The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

                     Temple Inland Financial Projects, Inc.

                          Notes to Financial Statements

Note 1  -  Summary of Significant Accounting Policies (con't)

Comprehensive Income

Statement  of  Financial   Accounting   Standards  (SFAS)  No.  130,  "Reporting
Comprehensive Income," establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS No.130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. The Company does not have any assets requiring disclosure of comprehensive income.

Segments of an Enterprise and Related Information

Statement of Financial Accounting Standards (SFAS) No. 131, Disclosures about Segments of an Enterprise and Related Information, supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has evaluated this SFAS and does not believe it is applicable at this time.

Note 2  -  Common Stock

A total of 5,034,999 shares of common stock was sold in 1999 for $221,125, and in 2000 a total of 3,922,333 shares of common stock was sold for $ 39,223. In 1999, 20,000,000 shares of common stock was issued to settle $200,000 to the former directors and officers, and in 2000 a total of 56,000,000 shares of common stock was issued to the former directors and officers for services that had been accrued in prior years.

Note 3  -  Related Parties

The  Organization  has  no  significant   related  party   transactions   and/or
relationships any individuals or entities.

Note 4 - Going Concern

The Company has had no operations to date, has little or no tangible assets or financial resources, and incurred losses since inception. These losses and lack of operations raise substantial doubt about the Company's ability to continue as a going concern.

                     Temple Inland Financial Projects, Inc.

                          Notes to Financial Statements

Note 5 - Income Taxes

Deferred income taxes arise from temporary differences resulting from the Company's subsidiary utilizing the cash basis of accounting for tax purposes and the accrual basis for financial reporting purposes. Deferred taxes are classified as current or non-current, depending on the classification of the assets and liabilities to which they relate. Deferred taxes arising from timing differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the timing differences are expected to reverse. The Company's previous principal temporary differences relate to revenue and expenses accrued for financial purposes, which are not taxable for financial reporting purposes. The Company's material temporary differences consist of bad debt expense recorded in the financial statements that is not deductible for tax purposes and differences in the depreciation expense calculated for financial statement purposes and tax purposes.

The net deferred tax asset or liability is composed of the following:

                                                          2000             1999
                                                     --------------   --------------
         Total Deferred Tax Assets                   $        5,143   $        7,747
         Less: Valuation Allowance                           (5,143)          (7,747)
                                                     --------------   --------------
                  Net Deferred Tax Asset                        --               --
             Total Deferred Tax Liabilities                     --               --
                                                     --------------   --------------
                  Net Deferred Tax Liability                    --               --
                  Less Current Portion                          --               --
                                                     --------------   --------------
                  Long-Term Portion                  $          --    $          --
                                                     ==============   ==============


Note 6 - Sale of Assets and Loss from Discontinued Operations

On April 12, 2000, the Company sold all of its assets and liabilities to Nevada Mining & Metals Corporation, a Nevada Corporation for a total of $30,000. The Company has no other assets or liabilities as of April 20, 2000.

Note 5  -  Subsequent Events

There were no other material subsequent events that have occurred since the balance sheet date that warrants disclosure in these financial statements.

CLYDE BAILEY P.C.

--------------------------------------------------------------------------------
                                                     Certified Public Accountant
                                                        10924 Vance Jackson #404
                                                        San Antonio, Texas 78230
                                                            (210) 699-1287(ofc.)
                                            (888) 699-1287  (210) 691-2911 (fax)

                                                                         Member:
                                                     American Institute of CPA's

                                                          Texas Society of CPA's

April 28, 2000


         I consent to the use, of my report dated February 8, 2000, in the Form SB2, on the financial statements of Temple Inland Financial Projects, Inc., dated December 31, 1999, included herein and to the reference made to me.

/s/ Clyde Baily
Clyde Bailey

                               PART III - EXHIBITS

Item 1.   Index to Exhibits.

Exhibits required to be attached hereto are listed in the Index to Exhibits beginning on page 18 of this Form 10_SB, which is incorporated herein by reference.

                                   SIGNATURES

In accordance with Section 12 of the Securities Exchange Act of 1934, the registrant caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Temple Summit Financial Projects, Inc.

/s/ Calvin K. Mees                                             Date: May 3, 2000
Calvin K. Mees, President & Director

                                INDEX TO EXHIBITS

EXHIBIT                          PAGE
NO.                              NO.                        DESCRIPTION

  2(1)                                                 Articles of Incorporation

  2(2)                                                 Bylaws

  6(a)(1)                                              Asset Sale Agreement
                                                       April 12, 2000

  6(a)(2)                                             Stock Purchase Agreement
                                                      March 10, 2000